Filed Pursuant to Rule 433

Registration Statement No. 333-266487

Dated February 18, 2025

Exelon Corporation

Pricing Term Sheet

$500,000,000 5.125% Notes Due 2031

$500,000,000 5.875% Notes Due 2055

Issuer:	Exelon Corporation	Exelon Corporation
Expected Ratings*:	Baa2 (Moody’s); BBB+ (S&P)	Baa2 (Moody’s); BBB+ (S&P)
Principal Amount:	$500,000,000	$500,000,000
Security Type:	Notes	Notes
Trade Date:	February 18, 2025	February 18, 2025
Settlement Date**:	February 21, 2025 (T+3)	February 21, 2025 (T+3)
Coupon:	5.125%	5.875%
Maturity Date:	March 15, 2031	March 15, 2055
Interest Payment Dates:	Semi-annually on March 15 and September 15, commencing September 15, 2025	Semi-annually on March 15 and September 15, commencing September 15, 2025
Benchmark Treasury:	4.25% due January 31, 2030	4.50% due November 15, 2054
Benchmark Treasury Price and Yield:	99-12 3/4 / 4.386%	95-23+ / 4.769%
Spread to Benchmark Treasury:	75 basis points	113 basis points
Yield to Maturity:	5.136%	5.899%
Offering Price:	99.938% of Principal Amount	99.658% of Principal Amount
Optional Redemption:

At any time prior to February 15, 2031 (one month prior to the maturity date) (the “Par Call Date”), at a make whole price equal to the greater of (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 12.5 basis points less (b) interest accrued to the date of redemption, and 100% of the principal amount of the notes to be redeemed, plus, in each case, accrued and unpaid interest to the redemption date.

At any time on or after the Par Call Date, at 100% of the principal amount, plus accrued and unpaid interest to the redemption date.

Any time prior to September 15, 2054 (six months prior to the maturity date) (the “Par Call Date”), at a make whole price equal to the greater of (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points less (b) interest accrued to the date of redemption, and 100% of the principal amount of the notes to be redeemed, plus, in each case, accrued and unpaid interest to the redemption date.

At any time on or after the Par Call Date, at 100% of the principal amount, plus accrued and unpaid interest to the redemption date.

Issuer:	Exelon Corporation	Exelon Corporation
CUSIP/ISIN:	30161NBR1 / US30161NBR17	30161NBS9 / US30161NBS99
Joint Bookrunners:	Barclays Capital Inc. BNP Paribas Securities Corp. BofA Securities, Inc. J.P. Morgan Securities LLC	Barclays Capital Inc. BNP Paribas Securities Corp. BofA Securities, Inc. J.P. Morgan Securities LLC
	Morgan Stanley & Co. LLC SMBC Nikko Securities America, Inc.	Morgan Stanley & Co. LLC SMBC Nikko Securities America, Inc.

Co-Managers:	AmeriVet Securities, Inc. Apto Partners, LLC Telsey Advisory Group LLC	AmeriVet Securities, Inc. Apto Partners, LLC Telsey Advisory Group LLC

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**We expect to deliver the notes on or about February 21, 2025, which will be the third business day following the date of this term sheet (“T+3”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any day other than the business day preceding the settlement date will be required, by virtue of the fact that the notes initially will settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847, BNP Paribas Securities Corp. toll-free at 1-800-854-5674, BofA Securities, Inc. toll-free at 1-800-294-1322, J.P. Morgan Securities LLC collect at 1-212-834-4533 and Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.